6.11 EMPLOYMENT AGREEMENT BY AND BETWEEN AWG, LTD. AND MACK JENNINGS

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                             EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement"), by and between AWG, Ltd. ("Company") and Mack H. Jennings ("Employee") is hereby entered into and to be effective as of the 1st day of January, 1997.

                                   RECITALS

         WHEREAS, the Company is engaged primarily in the business of producing marketing and selling wine and wine-related products;

         WHEREAS, Company desires to retain Employee as a principal executive officer of Company;

         NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:


                             A G R E E M E N T S


         1.   Employment and Duties.

              (a) The Company hereby employs Employee as its President and Chief Executive Officer. As such, Employee shall have responsibilities, duties and authority commensurate with such position and will report to the Board of Directors of the Company through its Chairman. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote Employee's time, attention and efforts to promote and further the business of the Company.

              (b) Employee shall faithfully adhere to, execute and fulfill all policies established by the Company.

              (c) Employee shall not, during the term of Employee's employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee's duties and responsibilities hereunder. However, the foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require Employee's services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Paragraph 3 hereof.



              (d) Subject to the By-Laws of the Company, Employee shall be offered a seat on the Company's Board of Directors. Unless otherwise agreed by the Board of Directors, the Directors


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shall receive no further compensation for participation as a Director.

         2. Compensation. For all services rendered by Employee, the Company shall compensate Employee as follows:

              (a) Base Salary. Beginning on the date of the execution hereof, the base salary payable to Employee shall be Sixty-Five Thousand and 00/100 Dollars ($65,000.00), payable on a regular basis in accordance with the Company's standard payroll procedures. Except for the first year of this Agreement during which an initial review of the base salary payable to Employee will be conducted after six (6) months, Employee's performance will be reviewed on at least an annual basis and increases to such base salary may be recommended if, in the discretion of the Compensation Committee of the Company based upon Company and Employee's performance, any such increase is warranted.

              (b) Incentive Bonus Plan. For 1997 and subsequent years, it is the Company's intent to develop a written Incentive Bonus Plan setting forth the criteria under which Employee and other officers and key employees will be eligible to receive year-end bonus awards.

              (c) Perquisites, Benefits and Other Compensation. Employee shall be entitled to receive additional benefits and compensation in such form and to such extent as specified below:

                  (1) In the event that the Company commences a health,
                      hospitalization, disability, dental or other insurance plan or plans, Employee will be permitted to participate in said plan or plans.

                  (2) Employee will be reimbursed for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of Employee's services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission to the Company's Chairman of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy.

                  (3) Employee shall be entitled to take one (1) week of
                      vacation in the first year of his employment, two (2) weeks of vacation per year in the second through fifth years of his employment and three (3) weeks of vacation per year for each year of his employment thereafter.

                  (4) Company will issue to Employee a total of One Hundred
                      Thousand (100,000) shares of Company's restricted stock, par value $.001 per share ("Company Stock"). Pursuant to the Company's Stock Issuance Policy to be determined by the Company's Board of Directors, these shares will become vested and will be issued in lots of 1/3 (33,333 shares) each on the anniversary date of this Agreement.

          3.   Non-Competition Agreement.

              (a) In consideration of the employment of Employee by the Company and the


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issuance to Employee of the Company Stock, Employee agrees
that he will not, during the period of Employee's employment by or with the Company, and for a period of six (6) months immediately following the termination of Employee's employment under this Agreement, for any reason whatsoever, directly or indirectly, or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

                  (i) engage, as an officer, director, shareholder, owner,
                      partner, joint venture, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with Company or any of Company's subsidiaries, within thirty (30) miles of Company or where any of Company's subsidiaries conducts business, including any territory serviced by Company or any of such subsidiaries (the "Territory");

                 (ii) call upon any person who is, at that time, within the
                      Territory, an employee of Company (including its subsidiaries) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Company (including its subsidiaries), provided that, after Employee has ceased employment hereunder, Employee shall be permitted to call upon and hire any member of Employee's immediate family;

                (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of Company (including its subsidiaries) within the Territory for the purpose of soliciting or selling products or services in direct competition with Company within the Territory.

              Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

              (b) Because of the difficulty of measuring economic losses to Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Company for which it would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by Company in the event of breach by employee, by injunctions and restraining orders.

              (c) It is agreed by the parties that the foregoing covenants in this Paragraph 3 impose a reasonable restraint on Employee in light of the activities and business of Company (including Company's other subsidiaries) on the date of the execution of this Agreement and the current plans of Company; but it is also the intent of Company and Employee that such covenants be construed and enforced in accordance with the changing activities and business of Company (including its subsidiaries) throughout the term of this covenant, whether before or after the date of termination of the employment of Employee. For example, if, during the term of this Agreement, Company enters a new and different business in addition to that enumerated under the Recitals above, then Employee will be precluded from soliciting the customers or employees of such new business and from directly competing with such new business within thirty (30) miles of its operating location(s) through the term of this covenant.

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              (d) The covenants in this Paragraph 3 are severable and
separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

              (e) All of the covenants in this Paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of two (2) years stated at the beginning of this Paragraph 3, during which the agreements and covenants of Employee made in this Paragraph 3 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Paragraph 3.

         4. Term; Termination; Rights on Termination. The term of this Agreement shall begin on the date hereof and continue for one (1) year (the "Initial Term"), and, unless terminated sooner as herein provided, shall continue thereafter on a year-to-year basis on the same terms and conditions contained herein. This Agreement and Employee's employment may be terminated in any one of the following ways;

              (a) Death. The death of Employee shall immediately terminate this Agreement with no severance compensation due to Employee's estate.

              (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from full-time duties hereunder for three (3) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such three (3) month period, but which shall not be effective earlier than the last day of such three (3) month period), the Company may terminate Employee's employment hereunder provided Employee is unable to resume full-time duties at the conclusion of such notice period. Also, Company may terminate Employee's employment hereunder if Employee's health should become impaired to an extent that makes the continued performance of Employee's duties hereunder hazardous to Employee's physical or mental health or Employee's life, provided that Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request made within thirty (30) days of the date of such written statement, Employee shall submit to an examination by a doctor selected by Company who is reasonably acceptable to Employee or Employee's doctor and such doctor shall have concurred in the conclusion of Employee's doctor. In the event this Agreement is terminated as a result of Employee's disability, Employee shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Initial Term of this Agreement or for six (6) months, whichever amount is greater.

              (c) Good Cause. The Company may terminate this Agreement ten
(10) days after written notice to Employee for good cause, which shall be:
(1) Employee's willful, material and

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irreparable breach of this Agreement; (2) Employee's gross negligence in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice of need to cure) of any of Employee's material duties and responsibilities hereunder; (3) Employee's willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially and adversely affects the operations or reputation of the Company; (4) Employee's conviction of a felony crime; or (5) chronic alcohol abuse or illegal drug abuse by Employee. In the event of a termination for good cause, as enumerated above, Employee shall have no right to any severance compensation.

              (d) Without Cause. At any time after the commencement of employment, the Company or Employee may, without cause, terminate this Agreement and Employee's employment, effective thirty (30) days after written notice is provided to the Company. Should Employee be terminated by the Company without cause during the Initial Term, Employee shall receive from the Company, in a lump-sum payment due on the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Initial Term of this Agreement or for six (6) months, whichever amount is greater. If Employee resigns or otherwise terminated Employee's employment without cause pursuant to this Paragraph 4(d), Employee shall receive no severance compensation.

              (e) Effect of Termination. Upon termination of this Agreement for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that Employee's obligations under Paragraphs 3, 5, 6, 7 and 8 herein shall survive such termination in accordance with their terms.

         If termination of Employee's employment arises out of the Company's failure to pay Employee on a timely basis the amounts to which employee is entitled under this Agreement or as a result of any other breach of this Agreement by the Company, as determined by a court of competent jurisdiction or pursuant to the provisions of Paragraph 13 below, the Company shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Employee to enforce Employee's rights hereunder. Further, none of the provisions of Paragraph 3 shall apply in the event this Agreement is terminated as a result of a breach by the Company.

         5. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Company or the representatives, vendors or customers thereof which pertain to the business of Company shall be and remain the property of Company and be subject at all times to the discretion and control thereof. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of Company which is collected by Employee shall be delivered promptly to Company without request by it upon termination of Employee's employment.

         6. Inventions. Employee shall disclose promptly to Company any and all significant


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conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are directly related to the business or activities of Company and which Employee conceives as a result of Employee's employment by Company. Employee hereby assigns and agrees to assign all Employee's interests therein to Company or its nominee. Whenever requested to do so by Company, Employee shall execute any and all applications, assignments or other instruments that Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect Company's interest therein.

         7. Trade Secrets. Employee agrees that Employee will not, during or after the term of this Agreement with the Company, disclose the specific terms of Company relationships or agreements with its significant vendors or customer or any other significant and material trade secret of Company, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

         8. No Prior Agreements. Employee hereby represents and warrants o the Company that the execution of this Agreement by Employee and Employee's employment by the Company and the performance of Employee's duties hereunder will not violate or constitute a breach of any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

         9. Assignment; Binding Effect. Employee understands that Employee has been selected for employment by the Company on the basis of Employee's personal qualifications, experience and skills. Employee agrees, therefore, Employee cannot assign all or any portion of Employee's performance under this Agreement. Subject to the preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.


         10. Complete Agreement. Except as expressly provided herein, this Agreement is not a promise of future employment. Employee has no oral representations, understandings or agreements with the Company or any of their officers, directors or representatives covering the same subject matter as is covered by this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of such agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

         11. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

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              To the Company:       AWG, Ltd.
                                    C/o Joe Antonini
                                    Chairman
                                    1800 West Maple Road
                                    Troy, Michigan 48084
                                    (810) 614-3880
                                    (810) 614-3882 (facsimile)

              To the Employee:      Mack H. Jennings
                                    18 Canterbury Drive
                                    Napa, California 94558
                                    (707) 253-0505
                                    (708) 253-0544 (facsimile)

Notice shall be deemed given and effective three (3) days after the deposit in the United States mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Paragraph 11.

         12. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any party hereof.

         13. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Napa, California, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Employee was terminated without disability or good cause, as defined in Paragraphs 4(b) and 4(C), respectively, or that Company has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by Company.

         14. Relocation. Employee shall not be required by the Company to relocate his principal residence from the Napa, California area.

         15. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of California.

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AWG, LTD.                                            EMPLOYEE:


By:  _____________________________  ____________________________________
        Joe Antonini                                 Mack H. Jennings

ITS:  Chairman
      --------